Exhibit 3.2

As Amended Through March 31, 2020

BY-LAWS

of

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(a Pennsylvania business trust)

ARTICLE 1 MEETINGS OF SHAREHOLDERS

Section 1.01 Place or Means of Meeting. Meetings of shareholders of the Trust shall be held (1) at such place, within or without the Commonwealth of Pennsylvania, as may be fixed from time to time by the Board of Trustees or (2) by means of Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders, pose questions to the Trustees and make appropriate motions and comment on the business of the meeting. If no place or means is so fixed for a meeting, it shall be held at the Trust’s then principal executive office.

Section 1.02 Annual Meeting. An annual meeting of shareholders shall be held, unless the Board of Trustees shall fix some other hour or date therefor, no later than the second Wednesday of the sixth month following the end of each fiscal year of the Trust, at which the shareholders shall elect by plurality vote individuals to the office of Trustee as provided in Paragraph 2.B of the Trust Agreement of the Trust (the “Trust Agreement”) and transact such other business as may properly be brought before the meeting.

Section 1.03 Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman or by the Chief Executive Officer or by the Board of Trustees or by shareholders entitled to cast at least 40% of the votes that all shareholders are entitled to cast at the particular meeting.

Section 1.04 Notice of Meetings.

(a) Notice of every meeting of shareholders shall be given in record form by or at the direction of the Secretary or such other person as is authorized by the Board of Trustees to each shareholder of record entitled to receipt thereof, at least ten (10) days, and not more than sixty (60) days, prior to the day named for the meeting, unless a greater period of notice is required by law in a particular case.

(b) Notice of a special meeting of shareholders shall specify the general nature of the business to be transacted.

Section 1.05 Organization. At every meeting of the shareholders, the Chairman, or in his absence, the Chief Executive Officer, or, in the absence of both the Chairman and the Chief Executive Officer, the President, or, in the absence of the Chairman, the Chief Executive Officer and the President, a chair chosen by the shareholders at the commencement of the meeting, shall act as chair; and the Secretary, or in the absence of the Secretary, a person appointed by the chair, shall act as secretary.

Section 1.06 Voting. Except as otherwise specified herein or in the Trust Agreement or required by law, whenever any action is to be taken by vote of shareholders, it shall be authorized by a majority of the votes cast by all shareholders on such matter and, if any shareholders are entitled to vote thereon as a class, upon receiving a majority of the votes cast by the shareholders entitled to vote as a class.

ARTICLE 2 TRUSTEES

Section 2.01 Regular Meetings. Regular meetings of the Board of Trustees shall be held at such time and place as may be designated from time to time by the Board of Trustees. If the date fixed for any such regular meeting is a legal holiday under the laws of the State where such meeting is to be held, then the same shall be held on the next succeeding secular day not a legal holiday under the laws of said State, or at such other time as may be determined by resolution of the Board of Trustees. At such meetings the Board of Trustees may transact such business as may be brought before the meeting.

Section 2.02 Organization. Every meeting of the Board of Trustees shall be presided over by the Chairman, if one has been selected and is present, and, if not, the Chief Executive Officer, or in the absence of the Chairman and the Chief Executive Officer, a chair chosen by a majority of the trustees present. The Secretary, or in the absence of the Secretary, a person appointed by the chair, shall act as secretary.

Section 2.03 Compensation. The Board of Trustees shall have the authority to fix the compensation of trustees for their services as trustees. Any person serving as a trustee may also be a salaried officer of the Trust, but, in such event, no compensation shall be paid to such person in respect of his or her service as a trustee or as a member of any committee of the Board of Trustees.

ARTICLE 3 COMMITTEES

Section 3.01 General.

(a) The Board of Trustees may, by the vote of at least a majority of those trustees then in office, establish one or more standing or special committees to consist of one or more trustees of the Trust. Any committee, to the extent provided by the Board of Trustees, shall have and may exercise all of the powers and authority of the Board of Trustees except that a committee shall not have any power or authority as to the following: (i) the submission to shareholders of any action requiring approval of shareholders; (ii) the removal of any Trustee from the Board of Trustees or the creation or filling of vacancies in the Board of Trustees; (iii) the adoption, amendment or repeal of the Trust Agreement or these By-Laws; (iv) the amendment or repeal of any resolution of the Board that by its terms is amendable or repealable only by the Board; and (v) action on matters committed by these By-Laws or resolution of the Board of Trustees to another committee of the Board. The committees established in Sections 3.02 through 3.04 hereof shall be standing committees of the Board of Trustees.

(b) Except as otherwise provided in a resolution of the Board of Trustees or the charter of a committee: (i) the presence of a majority of the members of a committee shall constitute a quorum for the conduct of business; and (ii) the acts of a majority of the members of a committee present and voting at a meeting of the committee at which a quorum is present shall be the acts of the committee. The proceedings of each committee shall be reported to the Board.

Section 3.02 The Audit Committee.

(a) The Audit Committee of the Board of Trustees shall consist of three trustees (or such greater number as the Board of Trustees may from time to time determine), each of whom shall be “independent” of the Trust, as that term is defined by applicable law and regulation subject to the reasonable interpretation of the Board of Trustees. The members of the Audit Committee shall be appointed annually by the Board of Trustees at the Annual Meeting of the Board of Trustees upon the recommendation of the Nominating and Governance Committee of the Board of Trustees and shall serve until removal in accordance with the Audit Committee’s Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, or until the next Annual Meeting of the Board of Trustees and until their successors have been appointed. Vacancies in the Audit Committee may be filled by the Board of Trustees upon the recommendation of the Nominating and Governance Committee at any regular or special meeting of the Board of Trustees.

(b) The Board of Trustees shall appoint one member of the Audit Committee as the Chair and a majority of the members of the Audit Committee shall constitute a quorum for the conduct of business. Regular meetings of the Audit Committee shall be held at such time and place as shall be designated from time to time by the Committee or the Board of Trustees. Special Meetings of the Audit Committee may be called by the Chair on not less than two (2) days prior written notice. Such special meetings shall be held at such time and place as shall be designated in the call of the meeting.

(c) The principal functions and responsibilities of the Audit Committee shall be as provided in its Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, and the Audit Committee shall perform such other duties as may be assigned to it by the Board of Trustees.

Section 3.03 The Executive Compensation and Human Resources Committee.

(a) The Executive Compensation and Human Resources Committee of the Board of Trustees shall consist of three trustees (or such greater number as the Board of Trustees may from time to time determine), each of whom shall be “independent” of the Trust, as that term is defined by applicable law and regulation subject to the reasonable interpretation of the Board of Trustees. The members of the Executive Compensation and Human Resources Committee shall be appointed annually by the Board of Trustees at the Annual Meeting of the Board of Trustees upon the recommendation of the Nominating and Governance Committee of the Board of Trustees and shall serve until removal in accordance with the Executive Compensation and Human Resources Committee’s Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, or until the next Annual Meeting of the Board of Trustees and until their successors have been appointed. Vacancies in the Executive Compensation and Human Resources Committee may be filled by the Board of Trustees upon the recommendation of the Nominating and Governance Committee at any regular or special meeting of the Board of Trustees.

(b) The Board of Trustees shall appoint one member of the Executive Compensation and Human Resources Committee as the Chair and a majority of the members of the Executive Compensation and Human Resources Committee shall constitute a quorum for the conduct of business. Regular meetings of the Executive Compensation and Human Resources Committee shall be held at such time and place as shall be designated from time to time by the Committee or the Board of Trustees. Special Meetings of the Executive Compensation and Human Resources Committee may be called by the Chair on not less than two (2) days prior written notice. Such special meetings shall be held at such time and place as shall be designated in the call of the meeting.

(c) The principal functions and responsibilities of the Executive Compensation and Human Resources Committee shall be as provided in its Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, and the Executive Compensation and Human Resources Committee shall perform such other duties as may be assigned to it by the Board of Trustees.

Section 3.04 The Executive Committee.

(a) The Executive Committee of the Board of Trustees shall consist of three trustees (or such greater number as the Board of Trustees may from time to time determine). The members of the Executive Committee shall be appointed annually by the Board of Trustees at the Annual Meeting of the Board of Trustees upon the recommendation of the Nominating and Governance Committee of the Board of Trustees and shall serve at the pleasure of the Board of Trustees until the next Annual Meeting of the Board of Trustees and until their successors have been appointed. Vacancies in the Executive Committee may be filled by the Board of Trustees upon the recommendation of the Nominating and Governance Committee at any regular or special meeting of the Board of Trustees.

(b) The Board of Trustees shall appoint one member of the Executive Committee as the Chair and a majority of the members of the Executive Committee shall constitute a quorum for the conduct of business. Regular meetings of the Executive Committee shall be held at such time and place as shall be designated from time to time by the Committee or the Board of Trustees. Special Meetings of the Executive Committee may be called by the Chair on not less than two (2) days prior written notice. Such special meetings shall be held at such time and place as shall be designated in the call of the meeting.

(c) The Executive Committee may exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, subject only to the restrictions imposed by Section 3.01 of these By-Laws.

Section 3.05 The Nominating and Governance Committee.

(a) The Nominating and Governance Committee of the Board of Trustees shall consist of three trustees (or such greater number as the Board of Trustees may from time to time determine), each of whom shall be “independent” of the Trust, as that term is defined by applicable law and regulation subject to the reasonable interpretation of the Board of Trustees. The members of the Nominating and Governance Committee shall be appointed annually by the Board of Trustees at the Annual Meeting of the Board of Trustees and shall serve until removal in accordance with the Nominating and Governance Committee’s Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, or until the next Annual Meeting of the Board of Trustees and until their successors have been appointed. Vacancies in the Nominating and Governance Committee may be filled by the Board of Trustees at any regular or special meeting of the Board of Trustees.

(b) The Board of Trustees shall appoint one member of the Nominating and Governance Committee as the Chair and a majority of the members of the Nominating and Governance Committee shall constitute a quorum for the conduct of business. Regular meetings of the Nominating and Governance Committee shall be held at such time and place as shall be designated from time to time by the Nominating and Governance Committee or the Board of Trustees. Special Meetings of the Nominating and Governance Committee may be called by the Chair on not less than two (2) days prior written notice. Such special meetings shall be held at such time and place as shall be designated in the call of the meeting.

(c) The principal functions and responsibilities of the Nominating and Governance Committee shall be as specified in its Charter, as adopted by the Board of Trustees and as may be amended by the Board of Trustees from time to time, and the Nominating and Governance Committee shall perform such other duties as may be assigned to it by the Board of Trustees.

Section 3.06 Action By Consent. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a consent in record form which sets forth the action is signed by each committee member and filed with the minutes of the committee.

ARTICLE 4 OFFICERS

Section 4.01 Number. The officers of the Trust shall be a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary and may include one or more Vice Chairmen, Vice Presidents, Assistant Secretaries, and Assistant Treasurers, and such other officers as the Board of Trustees may authorize from time to time.

Section 4.02 Qualifications. The officers of the Trust shall be natural persons of full age. Any person may hold any number of offices except that the Secretary shall not hold the office of Chief Executive Officer or President.

Section 4.03 Election and Term of Office. The officers of the Trust shall be elected or appointed by the Board of Trustees and each shall serve at the pleasure of the Board of Trustees.

Section 4.04 Resignations. Any officer may resign at any time by giving notice in record form to the Board of Trustees, the Chairman, the Chief Executive Officer or the Secretary. The resignation shall be effective upon receipt thereof or at such subsequent time as may be specified in the notice of resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05 Chairman. The Chairman shall preside at the meetings of the Board of Trustees and the Shareholders. The Chairman shall also perform such other duties as may be specified by the Board of Trustees from time to time.

Section 4.06 Vice Chairmen. There shall be up to two Vice Chairmen. Each Vice Chairman shall be an executive officer of the Trust and shall have the authority to execute and deliver documentation on behalf of the Trust to the same extent that the Chief Executive Office is authorized hereby to do so. Each Vice Chairman shall also perform such other duties as may be assigned to him or her by the Board of Trustees from time to time.

Section 4.07 The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Trust and shall have general supervision over the business and operations of the Trust, subject, however, to the control of the Board of Trustees. He shall have the authority to execute and deliver, in the name and on behalf of the Trust, deeds, mortgages, bonds, agreements and other instruments authorized by the Board of Trustees, except in cases where the signing and execution thereof is expressly delegated by the Board of Trustees to some other officer or agent of the Trust; and, in general, he shall perform all duties incident to the office of Chief Executive Officer. The Chief Executive Officer shall also perform such other duties as may be assigned to him or her from time to time by the Board of Trustees.

Section 4.08 President. The President shall be the chief operating officer of the Trust and shall be responsible for the day-to-day operations of the Trust, subject to the general supervision of the Chief Executive Officer. In the absence or unavailability of the Chief Executive Officer, he shall exercise the duties and responsibilities of that office and may, whether or not the Chief Executive Officer is present or available, execute and deliver documentation on behalf of the Trust to the same extent that the Chief Executive Officer is authorized hereby to do so. The President shall also perform such other duties as shall be assigned to him or her from time to time by the Board of Trustees.

Section 4.09 The Vice Presidents. In the absence or disability of the Chief Executive Officer or the President or when so directed by the Chief Executive Officer or the President, any Vice President may perform all the duties of the Chief Executive Officer or the President, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer and the President; provided, however, that no Vice President shall act as a member of or as chairman of any committee of the Board of Trustees of which the Chief Executive Officer or the President is a member or chairman by designation or ex-officio, unless such Vice President is a member of the Board of Trustees and has been designated expressly by the Board of Trustees as the alternate to the Chief Executive Officer or the President for purposes of service on such committee. The Board of Trustees may appoint Executive, Senior and Assistant Vice Presidents. The Vice Presidents shall perform such other duties as from time to time may be assigned to them respectively by the Board of Trustees or the Chief Executive Officer or the President.

Section 4.10 Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Trust. He shall be responsible for all internal and external financial statements and reports relating to the financial position and results of operations of the Trust and for the relationship between the Trust and its shareholders, institutional creditors, and the investment community. He may exercise any and all of the duties of the Treasurer under these By-Laws. The Chief Financial Officer shall also perform such other duties as shall be assigned to him or her from time to time by the Board of Trustees.

Section 4.11 The Treasurer. The Treasurer shall have charge of all receipts and disbursements of the Trust and shall have or provide for the custody of its funds and securities. Unless the Board of Trustees determines otherwise, the Treasurer shall have full authority to invest such funds and securities; to receive and give receipts for all money due and payable to the Trust and to endorse checks, drafts, and warrants in its name and on its behalf and to give full discharge for the same. The Treasurer shall deposit the funds of the Trust, except such as may be invested or required for current use, in such banks or other places of deposit as the Board of Trustees may from time to time designate; and, in general, the Treasurer shall perform all duties incident to the office of Treasurer and such other duties as may from time to time be assigned to him or her by the Board of Trustees or the Chief Executive Officer or the President.

Section 4.12 Assistant Treasurers. In the absence or disability of the Treasurer or when so directed by the Treasurer, any Assistant Treasurer may perform all the duties of the Treasurer, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them respectively by the Board of Trustees, the President or the Treasurer.

Section 4.13 The Secretary. The Secretary shall record all the votes of the shareholders and of the trustees and the minutes of the meetings of the shareholders and of the Board of Trustees in a book or books to be kept for that purpose and shall see that notices of meetings of the Board and shareholders are given; and, in general, the Secretary shall perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned to him or her by the Board of Trustees or the President.

Section 4.14 Assistant Secretaries. In the absence or disability of the Secretary or when so directed by the Secretary, any Assistant Secretary may perform all the duties of the Secretary, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary. The Assistant Secretaries shall perform such other duties as from time to time may be assigned to them respectively by the Board of Trustees, the Chief Executive Officer, the President, or the Secretary.

ARTICLE 5 INDEMNIFICATION OF TRUSTEES AND OFFICERS

Section 5.01 Indemnification. The Trust shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of the Trust, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a trustee or officer of the Trust, or is or was serving while a trustee or officer of the Trust at the request of the Trust as a trustee, officer, employee, agent, fiduciary or other representative of another corporation for profit or not-for-profit, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 5.02 Advancement of Expenses. Expenses (including attorneys fees) incurred by an officer or trustee of the Trust in defending any action or proceeding referred to in Section 5.01 shall be paid by the Trust in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Trust.

Section 5.03 Other Rights. No trustee shall be personally liable for monetary damages for any action taken, or failure to take any action, except to the extent set forth in Paragraph 5.B of the Trust Agreement. The indemnification and advancement of expenses provided by or pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Trust Agreement, any insurance or other agreement, vote of shareholders or trustees or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a trustee or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5.04 Security Fund; Indemnity Agreements. By resolution of the Board of Trustees (notwithstanding their interest in the transaction), the Trust may create and fund a trust fund or fund of any nature, and may enter into agreements with its trustees, officers, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for or authorized in this Article, the Trust Agreement, or any applicable law.

Section 5.05 Modification. The duties of the Trust to indemnify and to advance expenses to a trustee or officer provided in this Article shall be in the nature of a contract between the Trust and each such trustee or officer, and no amendment or repeal of any provision of this Article, and no amendment or termination of any trust or other fund created pursuant to Section 5.04, shall alter, to the detriment of such trustee or officer, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

ARTICLE 6 DEPOSITS, PROXIES, ETC.

Section 6.01 Deposits and Investments. All funds of the Trust shall be deposited from time to time to the credit of the Trust in such banks, trust companies, or other depositaries, or invested in such manner, as may be authorized by these By-Laws or by the Board of Trustees and all such funds shall be withdrawn only upon checks signed by, or wire transmissions authorized by, and all such investments shall only be disposed of by, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer and such other officers or employees as the Board of Trustees may from time to time designate.

Section 6.02 Proxies. Unless otherwise ordered by the Board of Trustees, any officer of the Trust may appoint an attorney or attorneys (who may be or include such officer), in the name and on behalf of the Trust, to cast the votes which the Trust may be entitled to cast as a shareholder or partner or business trust or otherwise in any other corporation, partnership, business trust or other entity any of whose shares or other securities are held by or for the

Trust, at meetings of the holders of the shares or other securities of such other corporation or other entity, or, in connection with the ownership of such shares or other securities, to consent to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may sign or cause to be signed in the name and on behalf of the Trust such proxies or other instruments as the officer may deem necessary or proper in the premises.

Section 6.03 Use of Conference Telephone Equipment. One or more persons may participate in any meeting of the Board of Trustees or any committee thereof or the shareholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

ARTICLE 7 SHARE CERTIFICATES; TRANSFER

Section 7.01 Share Certificates. Share certificates, in the form prescribed by the Board of Trustees, shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President and by the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer of the Trust, but such signatures may be facsimiles, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon any share certificate shall have ceased to be such officer because of death, resignation, or otherwise, before the certificate is issued, it may be issued by the Trust with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 7.02 Transfer of Shares. The Trust or a Registrar or Transfer Agent of the Trust shall maintain books in which the ownership and transfer of the Trust’s shares shall be definitively registered. Transfer of shares shall be made only on the books of the Trust by the owner thereof or by an attorney thereunto authorized, by a power of attorney duly executed and filed with the Secretary or a Transfer Agent of the Trust and on surrender of any share certificates evidencing the shares.

Section 7.03 Transfer Agent and Registrar; Regulations. The Trust may, if and whenever the Board of Trustees so determines, maintain, in the Commonwealth of Pennsylvania and/or any other state of the United States, one or more transfer offices or agencies, each in charge of a Transfer Agent designated by the Board of Trustees, where the shares of the Trust shall be transferable, and also one or more registry offices, each in charge of a Registrar (which may also be a Transfer Agent) designated by the Board, where such shares shall be registered; and no certificates for shares of the Trust in respect of which a Transfer Agent shall have been designated shall be valid unless countersigned by such Transfer Agent and no certificates for shares of the Trust in respect of which a Registrar shall have been designated shall be valid unless registered by such Registrar. The Board of Trustees may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of its shares.

Section 7.04 Lost, Destroyed and Mutilated Certificates. The Board of Trustees, by standing resolution or by resolutions with respect to particular cases, may authorize the issue of new share certificates in lieu of share certificates lost, destroyed or mutilated, upon such terms and conditions as the Board of Trustees may direct.

ARTICLE 8 RELATION TO TRUST AGREEMENT; AMENDMENTS

Section 8.01 Relation to the Trust Agreement. These By-Laws have been adopted by the Board of Trustees under the authority of Paragraph 3.0 of the Trust Agreement. These By-Laws are subordinate to the Trust Agreement in all respects and in the event of any conflict between the provisions of these By-Laws and the provisions of the Trust Agreement, the provisions of the Trust Agreement shall control.

Section 8.02 Amendments. Except as otherwise provided by Section 5.05 of these By-Laws, these By-Laws may be amended or repealed, or new By-Laws may be adopted, either (i) by vote of the shareholders at any duly organized annual or special meeting of shareholders, or (ii) with respect to those matters that are not by statute committed exclusively to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by the Board of Trustees. Any change in these By-Laws shall take effect when adopted unless otherwise provided in the resolution effecting the change. No provision of these By-Laws shall vest any property right in any shareholder as such.

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